Exhibit 99.1

China Digital Communication Group Receives $2.5 Million Purchase Order

LOS ANGELES and SHENZHEN, China, Jan. 6 /PRNewswire-FirstCall/ -- China Digital Communication Group (OTC Bulletin Board: CHID - News), one of the fastest growing battery components manufacturers in China, announced today that its wholly owned subsidiary, Shenzhen E'Jenie Science and Technology Development Co., Ltd. ("E'Jenie"), has received a purchase order from Shenzhen Yin Si Qi Electronic Co., Ltd. ("Yin Si Qi"), a subsidiary of HeNan Star Technology Stock Co., Ltd. ("HeNan"). HeNan, which trades on the Shenzhen Stock Exchange Market (SZN: 000676), is the largest non-governmental and multi-industry high- tech group in the HeNan province of China.

Yi Bo Sun, China Digital's Chairman and Chief Executive Officer, stated, "Yin Si Qi is an innovative company, responsible for creating patented, environmentally-friendly battery technologies that meet today's emerging global industry standards. Yin Si Qi has an excellent reputation and large production base in the Shenzhen Guangdong province in China. Purchases from Yin Si Qi include steel and aluminum shells and caps, and are valued to add $2.5 million to China Digital's revenues in 2006."

Ming Li, Purchasing Manager of Yi Si Qi, stated, "We selected China Digital for their ability to meet our high standards of quality and product specifications. We are confident China Digital can meet our accelerated delivery schedules as we increase production of our battery lines."

Yin Si Qi specializes in the R&D, manufacturing and marketing of environmentally-friendly Li-ion and Li-polymer cells, battery packs and chargers for use in a wide range of electronic consumer products. Products include digital cameras, camcorders, MP3s, laptops, portable DVDs, Bluetooth wireless technology and PDAs.

About China Digital Communication Group

China Digital Communication Group, through its Shenzhen E'Jenie subsidiary, is a rapidly growing manufacturer of battery shells and related technology for use in electronic products, primarily mobile phones. Since December 2003, the Company has adopted the approach of using licenses, joint ventures, mergers and acquisitions to bring battery and telecom equipment makers in China to markets overseas. The Company's products now power digital cameras, camera phones, PDAs and laptop computers in East Asia and beyond. China Digital is continuing its expansion across China, while also seeking distribution partners in the United States. For more information, visit http://www.chinadigitalgroup.com.

Forward-looking statement: Except for the historical information, the matters discussed in this news release may contain forward-looking statements, including, but not limited to, factors relating to future sales. These forward-looking statements may involve a number of risks and uncertainties. Actual results may differ materially based on a number of factors, including, but not limited to, uncertainties in product demand, risks related to doing business in China, the impact of competitive products and pricing, changing economic conditions around the world,

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release and sales of new products, and other risk factors detailed in the company's most recent annual report and other filings with the Securities and Exchange Commission.

For further information, contact:
At the Company:
China Digital Communication Group
Roy Teng
310-461-1322
E-mail: info@chinadigitalgroup.com
http://www.chinadigitalgroup.com

Investor Relations:
OTC Financial Network
Peter Clark
781-444-6100, x629
peter@otcfn.com
http://www.otcfn.com/chid